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                                                           OMB APPROVAL
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------                                                 OMB Number: 3235-0362
FORM 5A                                               Expires:  October 31, 2001
------                                               Estimated average burden
                                                    hours per response .... 1.0
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/ / Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       WASHINGTON, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
/ / Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
/X/ Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
  Carey,          Francis             J.          Carey Diversified LLC ("CDC")                 Issuer (Check all applicable)
---------------------------------------------------------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS Identification      4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year          X  Officer (give    Other (Specify
  485 Lewis Lane                                  Person, if an entity          12/99           ----        title ---       below)
-------------------------------------------        (Voluntary)            -------------------               below)
                 (Street)                                                 5. If Amendment,
                                                                             Date of Original          Chief Executive Officer and
                                                                             (Month/Year)              Chairman of the Board
                                                                                 12/99                  ------------------------
                                                                                             7. Individual or Joint/Group Reporting
                                                                                                            (check applicable line)
                                                                                               X  Form Filed by One Reporting Person
                                                                                             ----
                                                                                                  Form Filed by More than One
                                                                                             ----  Reporting Person

  Ambler              PA            19002
-------------------------------------------    -------------------------------------------------------------------------------------
  (City)           (State)           (Zip)     TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Issuer's     Direct         Benefi-
                                  (Month/                                                Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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Listed Shares (1)                   8/17/99        J      1,730      A          17.34        40,750 (2)          D
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* If this form is filed by more than one reporting person, see Instruction 4(b)(v).

(1)  Reflects dividend reinvestment plan transaction exempt under Section 16a-11. Amendment replaces incorrect                (Over)
     transaction code on original filing.

(2)  Includes 2,636 shares acquired in January, April, July and October through Carey Diversified's Dividend
     Reinvestment Plan.

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

FORM 5A (CONTINUED)       TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-     5. Number of       6. Date Exer-  7. Title and Amount  8. Price
   Security                  sion or      action     action        Derivative         cisable and    of Underlying        of
   (Instr. 3)                Exercise     Date       Code          Securities Ac-     Expiration     Securities           Deriv-
                             Price of     (Month/    (Instr. 8)    quired (A) or      Date           (Instr. 3 and 4)     ative
                             Deriv-       Day/                     Disposed of (D)    (Month/Day/                         Secur-
                             ative        Year)                    (Instr. 3, 4,      Year)                               ity
                             Security                              and 5)                                                 (Instr. 5)
                                                                                   ----------------------------------
                                                                                   Date    Expira-        Amount or
                                                               ---------------     Exer-   tion   Title   Number of
                                                                (A)     (D)        cisable Date           Shares
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (l)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)

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Explanation of Responses:
                                                                                          ------------------------------- -------
                                                                                          **Signature of Reporting Person   Date


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.


http://www.sec.gov/smbus/forms/form5.htm
Last update: 08/23/1999
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